EXHIBIT 99.1

Utah Medical Products, Inc. Acquires Femcare Group Limited

Contact: Paul Richins	March 18, 2011

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces it has purchased all of the common shares of Femcare Holdings Limited of the United Kingdom, including its trading subsidiaries, Femcare-Nikomed Ltd. of Southampton, England and Femcare Australia.   Femcare is best known for its leading global brand the Filshie Clip System – a female surgical contraception device (tubal ligation) which is placed on the fallopian tubes.

Tubal ligation, informally known as “getting one’s tubes tied”, is a form of female sterilization in which the fallopian tubes are severed and sealed, permanently occluded or pinched shut.  There are several methods, with varying degrees of effectiveness, safety and opportunity to be reversed.  One of the more common methods for interval sterilization is with the use of Bipolar Cautery (electrocautery). With this method a current flows between the tips of forceps when applied to the fallopian tube. This current then “burns” a portion of the fallopian tube shut. If the sterilization procedure is carried out at post-partum, the Pomeroy technique is often adopted. During this procedure a small loop of the fallopian tube is tied with a suture and the top section removed by cutting. Although these common methods are relatively easy to perform, the “failure rate” of these methods, defined as the percentage of patients having undergone the procedure who subsequently get pregnant, has been reported to be about 3%. The Filshie Clip, which can be used at either interval or post-partum, unlike many of the competitors, has a failure rate an order of magnitude less.

In the early 1980s, Penny and Peter McQuilkin, along with Don Casey and Dr. Marcus Filshie of Nottingham, England collaborated to devise a totally new approach - a small clip made from titanium and lined with silicone, that they believed would not only be substantially safer and more effective, but would also have a higher success rate in reversing the procedure for women who subsequently wish to become pregnant.  Called the Filshie Clip, the product is now available in around 45 countries and is a truly global brand.  About 80% of Femcare’s current $16 million in total revenues are related to the Filshie Clip System.

Apart from Bipolar Cautery and the Pomeroy technique, other mechanical devices competing with the Filshie Clip System are the Falope Ring (or Yoon Ring) and the Hulka Clip. Both these methods have a higher failure rate than the Filshie Clip and are associated with more post-operative pain. Sterilization carried out with the Falope Ring also reduces the chances of a successful reversal being carried out.

Within the last five years, hysteroscopic sterilization has been introduced. Initially there was the ESSURE device, and more recently the Adiana. Both these devices are inserted trans- vaginally and are considered to be permanent implants.  Although similar to the Filshie Clip in their effectiveness, they take some time after placement to become effective, require an additional  procedure to confirm the tubes are blocked at a later date, are not reversible allowing later pregnancy and require more clinical skill. Thus greater training is required to complete the procedure.  These devices may also preclude a patient from receiving later electrosurgical procedures, for example ablation to address abnormal uterine bleeding, unless they are first surgically removed.

In summary, the Filshie Clip is as effective as the newest occlusive devices and much more effective than the more traditional sterilization approaches, is as easy or easier to place as any of the traditional techniques and easier than the newer hysteroscopic devices, is safer than electrocautery and the newer hysteroscopic devices when placed by less than well-trained and skilled clinicians, and has a substantially higher probability of reversibility when compared to all of the other approaches for women who later decide they may like to get pregnant.

The U.S. FDA released the Filshie Clip for marketing in 1996 after a PMA submission.  Now the Filshie Clip is very effectively marketed in the U.S. through an exclusive distribution agreement with Cooper Surgical, Inc.  Filshie Clip sales to Cooper Surgical for use in the U.S. are presently about 20% of total annual Femcare sales.

Outside the U.S., the Filshie Clip is sold directly by Femcare to clinicians in the U.K. and Australia, and through specialty distributors in other countries.  Filshie Clip and accessory sales outside the U.S. presently represent about 60% of Femcare’s total annual sales.

The combination of UTMD and Femcare provides some interesting sales and marketing (S&M) diversification opportunities:
1)
Current sales of the combined companies will be about 50% in the U.S. and 50% outside the U.S., reducing UTMD’s sales concentration in the U.S. healthcare market, which it expects to be more negative for medical devices in the near and intermediate term than for the rest of the world.

2)
UTMD has developed a broad number of gynecology/ electrosurgery/ urology (Gyn/ES) devices which currently represent 23% of its total sales.  All of Femcare’s devices are in this category, and do not duplicate UTMD’s Gyn/ES devices. Femcare’s more established Gyn/ES distribution partners outside the U.S., and the recognition from the leading global brand name for surgical female sterilization, may help increase UTMD’s international sales of its Gyn/ES devices made in the U.S.

3)	The combination of Gyn/ES products may provide the opportunity to optimize existing internal S&M resources into more focused geographical coverage.
4)
Femcare’s non-Filshie Clip device sales, which are presently about 20% of its total sales, are essentially outside the U.S.  UTMD may be able to increase sales of those Femcare devices in the U.S. in conjunction with its other Gyn/ES sales in the U.S.

5)
The combination of revenues may provide enough critical mass for supporting additional direct sales representatives in key markets where UTMD and Femcare currently sell through third party distributors at wholesale prices.

The combination of UTMD and Femcare provides some other operational and financial opportunities:
1)	The merged entities will be doing business in a basket of currencies, providing natural currency exchange hedging including reducing the risk of a substantially weaker U.S. Dollar.
2)
UTMD’s manufacturing operations are predominantly vertically-integrated, whereas Femcare’s are predominantly outsourced.  This provides the opportunity for UTMD to better utilize existing manufacturing capabilities, particularly in Ireland, and Femcare the opportunity to reduce margin paid to outside suppliers of finished goods.

3)
The regulatory barriers to entering the market for innovative medical devices is substantially lower in the UK than in the U.S.  UTMD’s engineering resources may be able to capitalize on Femcare’s regulatory experience and clinical contacts to bring its new products to market outside the U.S. much faster.

4)	Economies of scale exist related in particular to consolidation of general and administrative costs.

In 2004, Femcare’s management underwent a leveraged buy-out. Backed by UTMD’s guarantee, some of Femcare’s existing debt will be refinanced with the help of JP Morgan Chase in the UK, and the rest will be retired by an investment from UTMD.  The UTMD investment will be financed by $15 million from UTMD’s excess cash reserves and another $14 million from a loan by JP Morgan Chase in the U.S.  Before interest expense and income taxes, both companies are similarly profitable. UTMD expects to be able to pay off all the newly acquired debt in five years.  UTMD was ably assisted in the transaction by Osborne Clarke in London and Palo Alto, CA, along with Sideman & Bancroft, LLP, in San Francisco, CA and Kruse, Landa, Maycock & Ricks LLC in Salt Lake City, UT.  Financial details of the transaction will be disclosed in SEC Form 8-K filings next week and by June 3.

According to Kevin Cornwell, UTMD CEO, “This is the kind of acquisition that makes sense for UTMD:  a stable, profitable business with well-accepted products, in a specialized market niche with some growth potential, with proven management resources and where distribution to customers can be leveraged.  If we can effectively integrate the two businesses, the result should be immediately accretive to UTMD’s earnings per share performance looking forward.”

Investors are cautioned that actual results may differ from those projected in any of the Company’s forward-looking statements.  Risk factors that could cause results to differ materially from those projected in any forward-looking statements have been outlined in UTMD’s public disclosure filings with the SEC.  Additional risk factors associated with the acquisition of Femcare Holdings Ltd will be outlined in the 10-Q for the first quarter which will be filed with the SEC by May 10.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.